Calculation of Filing Fee Tables
S-8
APTARGROUP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,000,000	$ 150.40	$ 150,400,000.00	0.0001531	$ 23,026.24
Total Offering Amounts:						$ 150,400,000.00		$ 23,026.24
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,026.24
Offering Note
[1]	(a) AptarGroup, Inc., a Delaware corporation (the "Registrant"), is registering an additional 1,000,000 shares of common stock, par value $0.01 per share (the "Shares"), that may be issued under the AptarGroup, Inc. 2018 Equity Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change. (b) The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $150.40 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on May 2, 2025. (c) The number of shares listed in row 1 represents Shares that may be issued under the Plan.